Exhibit 1.1

October 24, 2014

Wells Financial Corp.

53 First Street, SW

Wells, MN 56097

Attention:    James D. Moll

Treasurer, Principal Financial & Accounting Officer

Ladies and Gentlemen:

The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of Sterne, Agee & Leach, Inc. (“Sterne Agee”) to act as the exclusive financial advisor to Wells Financial Corp. (“Wells Financial”) in connection with the intention of Wells Financial to offer shares of its common stock in connection with the conversion merger of St. James Federal Savings and Loan Association (“St. James”) (the “Conversion”). In order to effect the Conversion, it is contemplated that St. James will convert to stock form and simultaneously merge with Wells’ subsidiary, Wells Federal Bank, pursuant to an Agreement and Plan of Conversion Merger (“the “Plan”). In order to effect the Plan, it is contemplated that all of St. James’ common stock to be outstanding pursuant to the Plan will be issued to Wells Financial, and that Wells Financial will offer and sell shares of its common stock first to eligible depositors of St. James in a Subscription Offering, with any remaining shares offered to members of the public in a Direct Community Offering and/or a Syndicated Community Offering, with preference given to residents of St. James’ local community and then to Wells Financial’s existing shareholders (collectively, the “Offering”) as defined in the Plan. This letter sets forth the terms and conditions agreed to between Wells Financial and Sterne Agee with respect to the Conversion, the Plan and the Offering.

(1)	Advisory/Marketing Agent Services.

As Wells Financial’s financial advisor, Sterne Agee will provide financial advice to Wells Financial and will assist Wells Financial in connection with the Conversion, the Plan, the Offering and related matters. In this regard, Sterne Agee’s services will include the following:

•	Advising Wells Financial on the financial and securities market implications of the Plan;

•	Assisting Wells Financial in structuring and marketing the Offering;

•	Reviewing all Offering documents, including the Prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of Wells Financial and its counsel);

•	Assisting Wells Financial in analyzing proposals from outside vendors in connection with the Offering, as needed;

•	Assisting Wells Financial in scheduling and preparing for meetings with potential investors, as necessary; and

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•	Providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the Offering.

(2)	Compensation.

Wells Financial agrees to compensate Sterne Agee for its services hereunder as follows:

(a)	Management Fee. Wells Financial will pay to Sterne Agee a management fee of $25,000 (the “Management Fee”) in cash payable as follows: $12,500 upon the execution of this Agreement and $12,500 upon the initial filing of a Registration Statement with the SEC. The Management Fee will be refundable to Wells Financial to the extent not actually incurred by Sterne Agee.

(b)	Success Fee. Wells Financial will pay to Sterne Agee a Success Fee equivalent to 6.00% of the dollar value of shares sold in the Offering, subject to a minimum Success Fee of $175,000. All fees payable to Sterne Agee hereunder shall be payable in cash at the time of closing of the Offering. The amount of the Management Fee paid to Sterne Agee will be credited, on a dollar for dollar basis, toward the Success Fee incurred hereunder.

(c)	Syndicated Community Offering. If any shares of common stock remain available after the expiration of the Subscription Offering and Direct Community Offering, Sterne Agee will act as as sole book running manager and may seek to form a syndicate of registered dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between Wells Financial and Sterne Agee. Sterne Agee will endeavor to distribute the common stock among dealers in a fashion that best meets the distribution objectives of Wells Financial and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sterne Agee be obligated to take or purchase any shares of the common stock in the Offering.

(3)	Expenses.

Wells Financial will pay all of its fees, disbursements and expenses in connection with the Offering customarily borne by issuers, including without limitation, (a) the cost of obtaining all securities and regulatory approvals, including any required Securities and Exchange Commission (“SEC”) or Financial Industry Regulatory Authority (“FINRA”) filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (d) listing fees; (e) all fees and disbursements of Wells Financial’s counsel, accountants and other advisors; (f) the establishment and operational expenses for the Stock Information Center and (g) Syndicated Community Offering expenses associated with the Offering. In the event Sterne Agee incurs any such fees and expenses on behalf of Wells Financial, Wells Financial will reimburse Sterne Agee for such fees and expenses whether or not the Offering is consummated.

In addition, whether or not the proposed Offering is consummated and in addition to any fees payable to Sterne Agee pursuant to Section 2 above, Wells Financial will reimburse Sterne Agee for all of its reasonable out-of-pocket expenses incurred in connection with, or arising out of, Sterne Agee’s activities under, or contemplated by, its engagement hereunder, including without limitation Sterne Agee’s travel costs, meals and lodging, photocopying, data processing fees and expenses, advertising and communications expenses, which will not exceed $10,000. In addition, Sterne Agee will be reimbursed for its legal fees which will not exceed $75,000 (excluding the reasonable out-of-pocket expenses of counsel). All expense reimbursements to be made to Sterne Agee hereunder shall be made by Wells Financial promptly upon submission by Sterne Agee to Wells Financial of statements therefore.

(4)	Due Diligence Review, Certain Covenants, Acknowledgments and Representations and Warranties of Wells Financial.

In connection with the Offering:

•	Sterne Agee’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to Wells Financial and its directors, officers, agents and employees as Sterne Agee and its counsel in their sole discretion may deem appropriate under the circumstances (“Due Diligence Review”). In this regard, Wells Financial agrees that, at its expense, it will make available to Sterne Agee all information that Sterne Agee requests, and will allow Sterne Agee the opportunity to discuss with Wells Financial’s management the financial condition, business and operations of Wells Financial (collectively the “Information”). Wells Financial acknowledges that Sterne Agee will rely upon the accuracy and completeness of all the Information received from Wells Financial and its directors, officers, employees, agents, independent accountants and counsel.

•	Wells Financial will cause appropriate Offering documents to be filed with all regulatory agencies, including the SEC, FINRA, and/or the appropriate federal and/or state bank regulatory agencies. In addition, Sterne Agee and Wells Financial agree that Wells Financial’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. Wells Financial shall cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sterne Agee’s participation therein, and shall furnish Sterne Agee a copy thereof addressed to Sterne Agee or upon which such counsel shall state Sterne Agee may rely.

•	In effecting the Offering, Wells Financial agrees (a) to comply with applicable federal and state securities laws, rules and regulations, as well as applicable laws and regulations of other jurisdictions to which it is subject, (b) that all representations and warranties made by Wells Financial to investors in connection with the Offering shall be deemed also to be made to Sterne Agee for its benefit and, (c) that it shall cause all opinions of counsel delivered by or on behalf of Wells Financial to investors in connection with the Offering also to be addressed and delivered to Sterne Agee, or to cause such counsel to deliver to Sterne Agee a letter authorizing it to rely upon such opinions.

•	Wells Financial represents and warrants to Sterne Agee that all Information included or incorporated by reference in the Prospectus or otherwise made available to Sterne Agee by or on behalf of Wells Financial to be communicated to possible investors in connection with the Offering will be complete and correct and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as of (i) the date thereof and (ii) except for those statements for which written supplemental corrections or additions have been made or given to the Investors participating in such closing, as of each closing of such Offering.

•	Wells Financial will promptly notify Sterne Agee of any material development affecting Wells Financial or St. James or the occurrence of any event or other change known to Wells Financial that could result in any of the foregoing Information or other documents containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

•	Wells Financial acknowledges and agrees that, in rendering its services hereunder, Sterne Agee will be using and relying on the Information (as well as information available from public sources and other sources deemed reliable by Sterne Agee) without independent investigation or verification thereof or independent appraisal or evaluation of Wells Financial or its subsidiaries and affiliates, or any of their respective businesses or assets. Sterne Agee does not and will not assume responsibility for the accuracy or completeness of the Prospectus or any other information regarding Wells Financial.

•	Wells Financial acknowledges and agrees that any advice rendered or material provided by Sterne Agee during the term of this Agreement or during the process of the Offering was and is intended solely for the benefit and confidential use of the Board of Directors of Wells Financial and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Sterne Agee’s prior written consent.

•	Wells Financial represents and warrants to Sterne Agee that there are no brokers, representatives or other persons which have an interest in compensation due to Sterne Agee from any transaction contemplated herein.

•	Wells Financial represents, warrants and covenants to Sterne Agee that it will use the net proceeds from the Offering for the purposes described in the Prospectus.

(5)	Indemnification.

In consideration of Sterne Agee's agreement to act on behalf of Wells Financial in connection with the matters contemplated by this Agreement, except as otherwise provided herein, Wells Financial agrees to indemnify and hold harmless Sterne Agee and its affiliates and its and their respective officers, directors, employees and agents and each other person, if any, controlling Sterne Agee or any of its affiliates (Sterne Agee and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities reasonably related to, arising out of or in connection with, the engagement hereunder, and will reimburse each Indemnified Person for all costs and expenses (including reasonable fees and expenses of counsel) as they are incurred, in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation, inquiry or proceeding related to, arising out of or in connection with the engagement hereunder, whether in process, pending, or threatened, and whether or not any Indemnified Person is a party. Wells Financial will not, however, be responsible for losses, claims, damages or liabilities (or fees and expenses relating thereto) that are finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnified Person, in which case Sterne Agee shall also repay any amounts reimbursed by Wells Financial pursuant to the expense reimbursement provision above. Wells Financial also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Wells Financial for or in connection with the engagement hereunder, except for any such liability for losses, claims, damages or liabilities incurred by Wells Financial that are finally judicially determined to have resulted solely from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Wells Financial will not, without Sterne Agee's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination does not include a statement or acknowledgment as to, or an admission of, fault, culpability or failure to act by or on behalf of any indemnified party. No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without Wells Financial’s prior written consent, which consent may not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph. Sterne Agee will not enter into any settlement for which Wells Financial could be liable without Wells Financial’s prior written consent, not to be unreasonably withheld or delayed.

If the indemnification provided for in this Section 5 is judicially determined to be unavailable (other than in accordance with the second sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, Wells Financial shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to Sterne Agee, on the one hand, and Wells Financial, on the other hand, of this Agreement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of Sterne Agee, on the one hand, and Wells Financial, on the other hand, as well as any other relevant equitable considerations; provided, however, in no event shall Sterne Agee's aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Sterne Agee under this Agreement. For the purposes of this Agreement, the relative benefits to Wells Financial and Sterne Agee hereunder shall be deemed to be in the same proportion as (a) the total consideration received or contemplated to be received by Wells Financial in the Offering, whether or not the Offering is consummated, bears to (b) the fees paid to Sterne Agee in connection with the Offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(6)	Announcements.

Sterne Agee may, at its own expense, place announcements or advertisements, in form customary in the industry, in financial and other newspapers, periodicals and websites describing its services to Wells Financial hereunder.

(7)	No Rights of Equityholders, Creditors.

This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of Section 5. Wells Financial acknowledges and agrees that (a) Sterne Agee will act hereunder as an independent contractor and is being retained to assist Wells Financial in its efforts to effect the Offering and not to advise Wells Financial on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Offering, (b) Sterne Agee is not and will not be construed as a fiduciary of Wells Financial or any of its subsidiaries or their respective affiliates and will have no duties or liabilities to the equityholders or creditors of Wells Financial or to any other person or entity by virtue of this Agreement and the retention of Sterne Agee hereunder, all of which duties and liabilities are hereby expressly waived, and (c) nothing contained herein shall be construed to obligate Sterne Agee to purchase, as principal, any of the Securities offered for sale by Wells Financial in the Offering. Neither equityholders nor creditors of Wells Financial or any of its subsidiaries or of any of their respective affiliates are intended beneficiaries hereunder. Wells Financial confirms that it and its subsidiaries and their respective affiliates will rely on their own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

(8)	Confidentiality.

Except as contemplated in connection with the performance of its services under this Agreement, as authorized by Wells Financial or as required by law, regulation or legal process, Sterne Agee agrees that it will treat as confidential all material, non-public information relating to Wells Financial obtained in connection with its engagement hereunder (the “Confidential Information”);  provided, however, that Sterne Agee may disclose such information to its agents and advisors who are assisting or advising Sterne Agee in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sterne Agee, (b) was available to Sterne Agee on a non-confidential basis prior to its disclosure to Sterne Agee by Wells Financial, or (c) becomes available to Sterne Agee on a non-confidential basis from a person other than Wells Financial who is not otherwise known to Sterne Agee to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

(9)	Definitive Agreement.

This Agreement reflects Sterne Agee’s present intention of proceeding to work with Wells Financial on its proposed Offering. No legal and binding obligation is created on the part of Wells Financial or Sterne Agee with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 8, (ii) the payment of certain fees as set forth in Section 2, (iii) the payment of expenses as set forth in Section 3, (iv) the representations set forth in Section 4, (v) the indemnification and contribution provisions set forth in Section 5 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between Sterne Agee and Wells Financial to be executed prior to commencement of the Offering, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

Sterne Agee’s execution of such Agency Agreement shall also be subject to (a) the satisfactory completion of Sterne Agee’s Due Diligence Review, (b) the preparation of Offering materials that are satisfactory to Sterne Agee, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sterne Agee and its counsel, (d) receipt of internal approvals, (e) agreement that the price established by the independent appraiser for the Offering is reasonable under market conditions at the time of the proposed Offering, and (f) satisfactory market conditions at the time of the proposed Offering.

(10)	Other Activities.

It is understood and agreed that Sterne Agee may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, Wells Financial and other entities which are or may be the subject of the engagement contemplated by this Agreement. This is to confirm that possible investors identified or contacted by Sterne Agee in connection with the Offering could include entities in respect of which Sterne Agee may have rendered or may in the future render services.

(11)	Assignment.

Neither party hereto may assign, in whole or in part, this Agreement or any rights or obligations hereunder, without the prior written consent of the other party hereto. Any attempted assignment in violation of this section shall be void.

(12)	Governing Law; Jurisdiction.

This Agreement shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without giving effect to its conflicts of laws principles or rules. Each of Sterne Agee and Wells Financial agrees that any dispute arising out of or relating to this Agreement and/or the transactions contemplated hereby or thereby, including, without limitation, any such dispute between Wells Financial and any present or former officer, director, employee or agent of Sterne Agee, each of whom is intended to be a third-party beneficiary of the agreement contained in this paragraph, shall be resolved through litigation in the federal court located in the Borough of Manhattan, New York or, in the event such court lacks subject matter jurisdiction, in the state court located there, and the parties hereby irrevocably consent to personal jurisdiction in the courts thereto. Parties hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or related to this Agreement.

(13)	Counterparts.

For the convenience of the parties, Agreement may be executed in counterparts, each of which shall be, and shall be deemed to be, an original instrument and which, when taken together, shall constitute one and the same agreement.

(14)	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication if addressed to the intended recipient as set forth below shall be deemed to be duly given either when personally delivered or two days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one day after it is delivered to a commercial overnight courier for next day delivery, or upon confirmation if delivered by facsimile:

If to Wells Financial: James D. Moll Treasurer, Principal Financial & Accounting Officer Wells Financial Corp. 53 First Street, SW Wells, MN 56097 Facsimile: TBD

If to Sterne Agee:

James T. Ritt, Esq.

General Counsel

Sterne Agee Group, Inc.

800 Shades Creek Pkwy, Suite 815

Birmingham, Alabama 35209

Facsimile: (205) 874-3719

With a copy to:

Daryle A. DiLascia

Head of Investment Banking

Sterne, Agee & Leach, Inc.

277 Park Avenue, 26th Floor

New York, NY 10172

Facsimile: (205) 414-6372

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which such notices, requests, demands, claims, or other communications are to be delivered by giving the other parties notice in the manner herein set forth.

(15)	Amendment; Complete Understanding.

This Agreement (a) may only be modified or amended in a writing executed by Wells Financial and Sterne Agee, (b) contains the entire agreement between Wells Financial and Sterne Agee with respect to the subject matter hereof and thereof and (c) supersedes any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between Wells Financial and Sterne Agee relating to the subject matter hereof and thereof.

If the foregoing correctly sets forth our agreement, please so indicate by signing a copy of this Agreement and returning them, together with a check made payable to Sterne, Agee & Leach, Inc. in the amount of $12,500 in accordance with Section 2(a) above, to Alice Stillinger, Sterne, Agee & Leach, Inc., 277 Park Avenue, 26th Floor, New York, NY 10172. We look forward to working with you towards the successful conclusion of this engagement and to developing a long-term relationship with Wells Financial.

Very truly yours,

STERNE, AGEE & LEACH, INC.

By:	/s/ Robert J. Toma
Robert J. Toma
Managing Director

By:	/s/ Daryle A. DiLascia
Daryle A. DiLascia
Head of Investment Banking

ACCEPTED and AGREED as of the 12th day of November, 2014.

WELLS FINANCIAL CORP.

By:	/s/ James D. Moll
James D. Moll
Treasurer, Principal Financial & Accounting Officer

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